Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.                                                            For Use Upon Receipt

Beacon Roofing Supply Announces Acquisition of Ohio-based North Coast Commercial Roofing Systems, Inc.

PEABODY, Mass., March 12, 2007 (BUSINESS WIRE) — Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon”) announced today that it has entered into a definitive agreement to acquire North Coast Commercial Roofing Systems, Inc. and certain of its subsidiaries and affiliates (together “North Coast”), a Twinsburg, Ohio-based distributor of commercial roofing systems and related accessories, with 16 locations in eight U.S. states. North Coast has branches in Ohio, Illinois, Indiana, Kentucky, Michigan, New York, Pennsylvania and West Virginia. There is minimal overlap with Beacon’s existing locations.

North Coast is the largest distributor of commercial roofing products in the Midwest and also presents Beacon with its first locations in three states: New York, Ohio and West Virginia. Established in 1986, North Coast employs 197 associates and generated net sales of approximately $253 million for its latest completed fiscal year ended March 31, 2006. Along with its product sales, North Coast offers customers a number of important value-added services, including tapered insulation design, crane services for rooftop delivery and roofing consulting and design services. It will operate as a separate region under the North Coast name within Beacon’s growing family of established regional suppliers of roofing and exterior building materials.

Completion of the acquisition is subject to regulatory and other customary approvals and is expected to occur in early April 2007. For more information on North Coast, you may visit: http://www.nccrs.com. For more information on Beacon, you may visit http://www.beaconroofingsupply.com.

David Moorhead, President & CEO of North Coast, stated, “We are very pleased to be joining a company that also has a long and successful history in commercial roofing and which can help us grow into other product lines, including the future selling of residential roofing products. North Coast was presented with many strategic opportunities, but we chose to align with Beacon not only because of its size and reputation in the industry but because it shares North Coast’s belief that success comes from hard work and a commitment to your employees and customers. We are confident that Beacon will provide the resources and know-how needed to assist with our growth plans. This is a very exciting time for all associates of North Coast.”

Robert Buck, Chairman, President & CEO of Beacon, emphasized the strategic fit of the North Coast acquisition and the compatibility of the two companies and stated, “North Coast has a track record of strong performance and provides us with an excellent opportunity to enhance our current presence in the Midwest, especially with commercial contractors, as well as to expand into the large New York market.  Equally important is that North Coast shares Beacon’s core values of integrity, loyalty and a commitment to its employees and customers.  North Coast is a terrific fit for our company.”

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 158 branches in 31 states and in Eastern Canada.

For more information: David Grace, CFO 978-535-7668 x14

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Beacon Roofing Supply Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.